WHITEBOX

May 30, 2008

Brian Olson, CFO/Treasurer

Quantum Fuel Systems Technology

17872 Cartwright Road

Irvine, CA 92614

Brian Olson-

This letter describes the terms under which Whitebox grants to Quantum the option to call on Whitebox for a further $10,000,000 investment in Quantum. The option will expire on August 31, 2009. Should Quantum exercise this option, Whitebox will choose the investment structure most suited to it, either:

  stock at a 25% discount to Market Price with 100% warrant coverage having same strike price as the stock purchase price. Market Price is the lower of A) average of 5 days closing price ending on the day of exercise of option, or B) closing price on day of exercise of option.

  a 2 year secured convertible note, the conversion price equal to a 10% discount to the Market Price, and the coupon equal to 12% payable in stock.

  a senior secured straight note that redeems in cash a 120% of face value after one year.

In exchange for extending the above option to Quantum, Quantum will grant to Whitebox the option to make a $10,000,000 investment in a 0% note priced at 100% of par and redeemable at 120% of par 24 months after the funding date. The note will be convertible into stock at Market Price.

Accepted by-

Whitebox Advisors LLC

/s/ Andrew Redleaf

Andrew Redleaf

Managing Member of the General Partner

Quantum Fuel Systems Technology

/s/ Brian Olson

Brian Olson

CFO/Treasurer

3033 Excelsior Boulevard * Suite 300 * Minneapolis, MN 55416

612-253-6001 * fax 612-253-6131 * www.whiteboxadvisors.com